SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2004

AboveNet, Inc. (formerly Metromedia Fiber Network, Inc.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23269	11-3168327
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

360 Hamilton Avenue White Plains, New York		10601
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 421-6700

Metromedia Fiber Network, Inc.

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

The Company announced today that it had substantially completed its initial distribution of common stock and warrants to holders of claims in accordance with its Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc., et al. dated as of July 1, 2003, as amended (the “Plan”) and confirmed by order (the “Confirmation Order”) entered and dated August 21, 2003 by the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

As required by the Plan, in its initial distribution the Company distributed shares of common stock and warrants to purchase shares of common stock of the Company to holders of Class 6 Claims and shares of common stock to holders of Class 7 Claims.   These distributions were made subject to the withholding of a reserve for future distribution. The Company may make periodic additional issuances of securities to holders of Class 6 and Class 7 claims as disputed claims are resolved.

All of the shares to be issued to Class 1(b) and Class 2 holders have been distributed with the exception of 142,981 shares to be distributed to Class 2 holders who have not yet returned their notes to the Company or have not indicated how their shares should be distributed.  Except for such 142,981 shares, there will be no subsequent distribution to the holders of Class 1(b) and Class 2 claims.

As of the date hereof, the Company has issued the following securities in exchange for claims:

Class	Shares of Common Stock to be Distributed Under Plan	Shares of Common Stock Distributed in Initial Distribution	Percentage of Total Shares of Common Stock Distributed	Shares of Common Stock Held in Reserve for Subsequent Distribution

Class 1 b	944,773	944,773	100.000%	0
Class 2	3,369,876	3,226,895	95.757%	142,981
Class 6	1,685,433	1,470,703	87.260%	214,730
Class 7	2,749,918	1,898,293	69.031%	851,625

	8,750,000	7,540,664	86.179%	1,209,336

	Warrants to be Distributed Under Plan	Warrants Distributed in Initial Distribution	Percentage of Total Warrants Distributed	Warrants Held in Reserve

5 Year Warrants*	709,459	619,066	87.259%	90,393

7 Year Warrants*	834,658	728,309	87.258%	106,349

* The 5 Year Warrants and 7 Year Warrants are to be distributed only to holders of Class 6 Claims.

For each $1,000 of claim, holders of Class 6(a), 6(b) and 7 claims received shares of common stock and warrants in the initial distribution as follows:

	Shares	5 Year Warrants	7 Year Warrants

Class 6(a)	0.886	0.373	0.438

Class 6(b)	0.548	0.231	0.272

Class 7	4.186	0	0

For each $1,000 principal amount of Series A 10% Senior Notes due 2008 and Series B 10% Senior Notes Due 2008, claim holders received 0.932 shares of common stock, 0.392 5 Year Warrants and 0.461 7 Year Warrants.

For each $1,000 principal amount of 10% Senior Notes Due 2009, claim holders received 0.924 shares of common stock, 0.389 5 Year Warrants and 0.458 7 Year Warrants.

For each 1,000 Euro principal amount of 10% Senior Notes Due 2009 Euro Issue, claim holders received 0.852 shares of common stock, 0.359 5 Year Warrants and 0.422 7 Year Warrants.

In addition to distributing 7,540,664 shares of common stock, the Company has issued 1,668,500 shares of common stock in connection with its rights offering held in accordance with Plan.  Rights for 710 shares of common stock have been exercised but not distributed.   In total the Company has issued 9,209,164 shares of common stock, which is 88.39% of the shares it is to distribute in accordance with the Plan.  In addition the Company has reserved 1,064,956 shares of common stock under a management stock incentive plan that was authorized in the Plan.

The Company further announced that as a result of certain settlements with holders of claims, the Company believes the estimated claim amount for certain classes which are to receive common stock in accordance with the Plan has changed from the estimated claims disclosed in the Current Report on Form 8-K filed on October 3, 2003. The net effect of these changes is to slightly reduce the aggregate amount of estimated Class 6 claims.  There have been no changes to the estimated Class 7 claims.  A table which compares the estimated Class 6 claims as set forth in the Current Report on Form 8-K filed on October 3, 2003 and the revised estimated claims by Class is set forth below.

Class	Estimated on Current Report on Form 8-K filed October 3, 2003	Revised Estimated Claim

Class 6	Approximately $2.75 billion	Approximately $2.71 billion

Class 7	Approximately $500 million	Approximately $500 million

Holders of claims may determine their approximate projected allocation of shares of the Company (inclusive of prior distributions) by using the following formula:

 (Class Shares) X (such holder’s Allowed Claim (as defined in the Plan)/the aggregate estimated claim for the appropriate class) = such holder’s projected aggregate share distribution.

 Class Shares represents the aggregate number of shares of common stock to be delivered to each Class of claims.  The Class Shares is 1,685,433 for Class 6 and 2,749,918 for Class 7.

To determine a Class 6 holder’s approximate projected allocation of warrants, the same formula is used substituting the amount of 5 Year Warrants and 7 Year Warrants to be distributed under the Plan, 709,459 and 834,658 respectively, for the amount of the Class Shares.

 To account for the subordination provisions in the Plan as they relate to the Class 6(a) and 6(c) claims, all distributions to be made to the holders of Class 6(c) claims will instead be re-allocated and issued pro rata to holders of Class 6(a) claims.  To account for this reallocation, holders of Class 6(a) claims should multiply the estimated number of shares or warrants received in accordance with the formula set forth above by 1.618.

These estimated claim numbers and the determination of any holders’ ultimate percentage in accordance with the formula set forth above, while presented with numerical specificity, are based upon a number of estimates and assumptions which, though considered reasonable when taken as a whole by the Company, are inherently subject to significant uncertainties many of which are beyond the control of the Company, including the outcome of court proceedings, the equitable subordination proceedings against Citigroup, Inc., and the investigation by the U.S. Securities Exchange Commission (the “SEC”) previously disclosed by the Company.  After the resolution of all claims, the resulting claim amounts may vary significantly from the estimates set forth above.  Any such variation would affect the numbers of shares to be distributed to any individual holder of claims.  The estimates were not prepared with a view toward compliance with guidelines of the SEC or the Bankruptcy Court.

On August 29, 2003, a Notice of Appeal was filed with the Bankruptcy Court on behalf of Deutsche Bank A.G., London Branch and Bear, Stearns & Co. Inc. (the “Appellants”) advising the Bankruptcy Court of the Appellants’ appeal to the United States District Court for the Southern District of New York (the “District Court”) from so much of the Order confirming the Plan (the “Confirmation Order”) as denied Appellants’ objections to the confirmation of the Plan (the “Appeal”).  The objections raised by the Appellants relate to the allocation of the warrants to be distributed to holders of Class 6 claims under the Plan and to certain releases granted under the Plan, including the release granted to John W. Kluge.

The Company has vigorously opposed the Appeal before the District Court.   On November 13, 2003, the Company filed a comprehensive responsive brief in opposition to the Appeal.  On January 8, 2004, a hearing was held in front of the Honorable Charles L. Brieant in which oral argument from the Appellants and the Company were heard.  On March 10, 2004, Judge Brieant issued an order affirming the Confirmation Order and denying the Appeal. Appellants have the right to appeal such decision.

In the event that the Appellants appeal such decision and are successful, the Confirmation Order and the Plan might be modified so as to (A) reallocate the distribution of the Warrants among the holders of Class 6 claims and/or (B) modify or void certain of the releases granted under the Plan.  The Appellants did not request that the District Court vacate the Confirmation Order.

As previously announced, the SEC initiated an investigation of the Company in early 2002 after the Company announced it would reexamine its reported operating results for the first three quarters of 2001. The investigation is continuing as of the date hereof. The Company cannot predict how or when the investigation will be resolved.

The Company does not have audited financial statements for the years 2001, 2002 or 2003. The Company is currently preparing and the Company’s auditors are currently auditing such financial statements. At this time, the Company cannot predict when such audits of such financial statements will be complete. Further, after reviewing its financial reporting plans, the Company believes that it may be required to restate certain selected financial data for 2000 and prior years. Any such restatement may be significant.  Further, because the Company’s auditors have indicated they are unable to review the quarterly financial statements for 2001 in accordance with applicable professional standards, the Company is not planning to reissue such quarterly information. Instead, the Company plans to incorporate all appropriate 2001 adjustments into the 2001 year end financial results. The Company has also deferred the decision of whether to request its auditors to review the Company’s quarterly financial statements for 2002. Instead the Company is placing a priority on completing its annual audit for such year.  The Company is not current with its quarterly or annual filings with the SEC as a result of having suspended such filings prior to the date on which the Company and its subsidiaries filed their voluntary Chapter 11 petitions. While the Company hopes to resume filing such reports, and has devoted, and will continue to devote, significant resources to expedite the work necessary to make these filings, the Company cannot make any assurances as to when it will be in a position do so.

The Company does not believe adequate current public information exists regarding its business and financial condition to support a market in its securities. Persons who propose to invest in the Company’s securities do so at their own risk.

The information contained in this Current Report on Form 8-K is a statement of the Company’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions regarding future developments. The Company may change its intention, belief or expectation at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained in this Current Report on Form 8-K should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

By including any information in this Current Report on Form 8-K, the Company does not necessarily acknowledge disclosure of such information is required by applicable law or is material.

This Current Report on Form 8-K is not intended to be a full description of the Plan and is qualified in its entirety by the Plan and the Confirmation Order filed as Exhibits to the Company’s Current Report on Form 8-K dated September 4, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 6, 2004

ABOVENET, INC.

(Registrant)

By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel